UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549


                                  SCHEDULE 13G


                    UNDER THE SECURITIES EXCHANGE ACT OF 1934
                                  ANNUAL FILING


                        PRINCETON NATIONAL BANCORP, INC.
                                (NAME OF ISSUER)

                                  COMMON STOCK
                         (TITLE OF CLASS OF SECURITIES)

                                   742282-10-6
                                 (CUSIP NUMBER)

                                    12-31-99
             (DATE OF EVENT WHICH REQUIRES FILING OF THIS STATEMENT)

CHECK THE APPROPRIATE BOX TO DESIGNATE THE RULE PURSUANT TO WHICH THIS SECTION IS FILED:

                     (X)    RULE 13d-1(b)
                     ( )    RULE 13d-1(c)
                     ( )    RULE 13d-1(d)

*THE REMAINDER OF THIS COVER PAGE SHALL BE FILLED OUT FOR A REPORTING PERSON'S INITIAL FILING ON THIS FORM WITH RESPECT TO THE SUBJECT CLASS OF SECURITIES, AND FOR ANY SUBSEQUENT AMENDMENT CONTAINING INFORMATION WHICH WOULD ALTER THE DISCLOSURES PROVIDED IN A PRIOR COVER PAGE.

THE INFORMATION REQUIRED IN THE REMAINDER OF THIS COVER PAGE SHALL NOT BE DEEMED TO BE "FILED" FOR THE PURPOSE OF SECTION 18 OF THE SECURITIES EXCHANGE ACT OF 1934 ("ACT") OR OTHERWISE SUBJECT TO THE LIABILITIES OF THAT SECTION OF THE ACT BUT SHALL BE SUBJECT TO ALL OTHER PROVISIONS OF THE ACT (HOWEVER, SEE THE NOTES).


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1.      NAME OF REPORTING PERSON
        S.S. OR I.R.S. IDENTIFICATION NO. OF PERSON

        CITIZENS FIRST NATIONAL BANK OF PRINCETON (36-0917979) WITH JESCO & CO. (36-6538241) AS NOMINEE

2.      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP

                                              A___
                                              B___
3.      SEC USE ONLY

4.      CITIZENSHIP OR PLACE OF ORGANIZATION

        FEDERALLY CHARTERED NATIONAL BANKING ASSOCIATION

5.      SOLE VOTING POWER                     137,446 SHARES

6.      SHARED VOTING POWER                   57,477 SHARES

7.      SOLE DISPOSITIVE POWER                137,446 SHARES

8.      SHARED DISPOSITIVE POWER              57,477 SHARES

9.      AGGREGATE AMOUNT BENEFICIALLY
        OWNED BY EACH REPORTING PERSON        194,923 SHARES

10.     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES

11.     PERCENT OF CLASS REPRESENTED BY
        AMOUNT IN ROW 9                       5.31%

12.     TYPE OF REPORTING PERSON              BK


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



ITEM 1.
        (A)     NAME OF ISSUER:

                PRINCETON NATIONAL BANCORP, INC.

        (B)     ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES

                606 SOUTH MAIN STREET, PRINCETON, IL 61356

ITEM 2.
        (A)     NAME OF PERSON FILING:

                CITIZENS FIRST NATIONAL BANK OF PRINCETON, ILLINOIS

                NOMINEE: JESCO & CO.

        (B)     ADDRESS OF PRINCIPAL BUSINESS OFFICE OR, IF NONE, RESIDENCE

                606 SOUTH MAIN STREET, PRINCETON, IL 61356

        (C)     CITIZENSHIP

                FEDERALLY CHARTERED NATIONAL BANKING ASSOCIATION

        (D)     TITLE OF CLASS OF SECURITIES

                COMMON STOCK

        (E)     CUSIP NUMBER:

                742282-10-6

ITEM 3. IF THIS STATEMENT IS FILED PURSUANT TO ss.240.13D-1(B) OR ss.240.13(D)-2(B) OR (C), CHECK WHETHER THE PERSON FILING IS A:

        (B)     _X_ BANK AS DEFINED IN SECTION 3(A)(6) OF THE EXCHANGE ACT.


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ITEM 4.  OWNERSHIP

        (A)     AMOUNT BENEFICIALLY OWNED
                194,923 SHARES

        (B)     PERCENT OF CLASS
                5.31%

        (C)     NUMBER OF SHARES AS TO WHICH THE PERSON HAS:

                (I)     SOLE POWER TO VOTE OR DIRECT THE VOTE
                        137,446 SHARES

                (II)    SHARED POWER TO VOTE OR DIRECT THE VOTE
                        57,477 REPRESENTING ALLOCATED SHARES

                (III) SOLE POWER TO DISPOSE OR TO DIRECT THE DISPOSITION OF 137,446 SHARES

                (IV) SHARED POWER TO DISPOSE OR DIRECT THE DISPOSITION OF 57,477 SHARES

ITEM 5.         OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS

                NOT APPLICABLE

ITEM 6.         OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON

                NOT APPLICABLE

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY

                NOT APPLICABLE

ITEM 8.         IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP

                NOT APPLICABLE

ITEM 9.         NOTICE OF DISSOLUTION OF GROUP

                NOT APPLICABLE


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ITEM 10.        CERTIFICATION

                THE FOLLOWING CERTIFICATION SHALL BE INCLUDED IF THE STATEMENT IS FILED PURSUANT TO RULE 13D-1(B):

        BY SIGNING BELOW, I CERTIFY THAT, TO THE BEST OF MY KNOWLEDGE AND BELIEF, THE SECURITIES REFERRED TO ABOVE WERE ACQUIRED IN THE ORDINARY COURSE OF BUSINESS AND WERE NOT ACQUIRED FOR THE PURPOSE OF AND DO NOT HAVE THE EFFECT OF CHANGING OR INFLUENCING THE CONTROL OF THE ISSUER OF SUCH SECURITIES AND WERE NOT ACQUIRED IN CONNECTION WITH OR AS A PARTICIPANT IN ANY TRANSACTION HAVING SUCH PURPOSES OR EFFECT.



                                    SIGNATURE

        AFTER REASONABLE INQUIRY AND TO THE BEST OF MY KNOWLEDGE AND BELIEF, I CERTIFY THAT THE INFORMATION SET FORTH IN THIS STATEMENT IS TRUE, COMPLETE AND CORRECT.


                                       FEBRUARY 7, 2000


                                       /s/ Robert B. Schneider
                                       -------------------------------------
                                       (Signature)

                                       Robert B. Schneider
                                       Sr. Vice President & Trust Officer
                                       -------------------------------------
                                       (Printed Name and Title)


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